SUBSIDIARIES OF THE REGISTRANT



CIP, Inc., a Nevada corporation

CVTI Receivables Corp., a Nevada corporation

Covenant Asset Management, Inc., a Nevada corporation

Covenant.com, Inc., a Nevada corporation

Covenant Transport, Inc., a Tennessee corporation

Harold Ives Trucking Co., an Arkansas corporation

Southern Refrigerated Transport, Inc., an Arkansas corporation

Terminal Truck Broker, Inc., an Arkansas corporation

Tony Smith Trucking, Inc., an Arkansas corporation

Volunteer Insurance Limited, a Cayman Islands company